EXHIBIT 1.1


                                   TSC UITS 18

                                 TRUST AGREEMENT

                                                          Dated: January 4, 2016

     This Trust Agreement among TSC Distributors, LLC, as Depositor, Radiance Asset Management, LLC as Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For TSC UITS, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After October 8, 2013" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

    1. The Securities listed in the Schedule A hereto have been deposited in trust under this Trust Agreement.

    2. The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under "Statements of Financial Condition--Number of units" in the Prospectus for the Trust.



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    3.  The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under "Statements of Financial Condition-- Number of units" for such Trust in the Prospectus.

    4. The term "Supervisor" shall mean Radiance Asset Management, LLC and its successors in interest, or any successor supervisor appointed as hereinafter provided.

    5. The term "Deferred Sales Charge Payment Dates" shall mean the dates specified for deferred sales fee installments under "Fees and Expenses" for each Trust in the Prospectus.

    6. The term "Distribution Date" shall mean the "Distribution Dates" set forth under "Essential Information" for each Trust in the Prospectus.

    7. The term "Mandatory Termination Date" shall mean the "Termination Date" set forth under "Essential Information" for each Trust in the Prospectus.

    8. The term "Record Date" shall mean the "Record Dates" set forth under "Essential Information" for each Trust in the Prospectus.

    9. Section 2.01(f)(iii) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

               "(iii) Not later than the time on the settlement date for such subscription when the Trustee is to deliver or assign the additional Units created pursuant to the Subscription Notice, the Depositor shall deposit with the Trustee (a) any additional Securities specified in the Subscription Notice (or contracts to purchase such additional Securities together with cash or a Letter of Credit in the amount necessary to settle such contracts) or (b) cash or a Letter of Credit in an amount equal to the aggregate value of the additional Securities specified in the Subscription Notice to be acquired for the account of the Trust, and adding or subtracting the difference between such aggregate value and the product of (x) the Unit Value computed pursuant to Section 6.01 for the Business Day preceding the Trade Date times (y) the verified number of additional Units to be created."

   10. With respect to the TSC Zacks Dividend Leaders Portfolio and TSC Sabrient Earnings Advantage Portfolio, Section 3.05(b)(ii) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

               "(ii) For the purpose of this Section 3.05, the Unitholder's "Income Distribution" shall be equal to such Unitholder's pro rata share of the balance in the Income Account calculated on the basis of a fraction (the numerator of which is one and the denominator of which is the total number of Distribution Dates per year) of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of


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          business on the Record Date immediately preceding such Income
          Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date or are otherwise properly attributable to the period to which such Income Distribution relates, provided, however, in connection with the first Income Account Distribution Date such distribution will be calculated based on the actual cash balance in the Income Account rather than on the basis of the abovementioned fraction of the estimated annual income to the Trust for the ensuing twelve months.

               In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation, the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid."

   11. Section 3.10 of the Standard Terms and Conditions of Trust is hereby amended by adding following immediately after Section 3.10(c):

               "(d) (i) The Depositor may resign and be discharged hereunder, by executing an instrument in writing resigning as Depositor and filing the same with the Trustee, not less than sixty (60) days before the date specified in such instrument when such resignation is to take effect. Upon effective resignation hereunder, the resigning Depositor shall be discharged and shall no longer be liable in any manner hereunder except as to acts or omissions occurring prior to such resignation and any successor depositor appointed by the Trustee pursuant to Section 7.01(g). Notice of such resignation and appointment of a successor depositor shall be mailed by the Trustee to each Unitholder then of record.

               (ii) Any successor depositor appointed hereunder shall execute, acknowledge and deliver to the Trustee an instrument accepting such appointment hereunder, and such successor depositor without any further act, deed or conveyance shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named Depositor herein and shall be bound by all the terms and conditions hereunder.

               (iii) In case at any time the Depositor shall resign and no successor depositor shall have been appointed and have accepted


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          appointment within thirty (30) days after notice of resignation has been received by the Trustee, the Depositor may forthwith apply to a court of competent jurisdiction for the appointment of a successor depositor. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor depositor.

               (iv) Any entity into which the Depositor hereunder may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Depositor hereunder shall be a party, shall be the successor depositor under this Indenture without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, anything herein, or in any agreement relating to such merger or consolidation, by which the Depositor may seek to retain certain powers, rights and privileges theretofore obtaining for any period of time following such merger or consolidation, to the contrary notwithstanding.

               (v) Any resignation of the Depositor and appointment of a successor depositor pursuant to this Section 3.10 shall become effective upon acceptance of appointment by the successor depositor as provided in Section 3.10(d)(ii)."

   12.  Radiance Asset Management LLC's annual compensation as set forth under
Section 3.13 shall be that dollar amount per 100 Units set forth under "Fees and Expenses--Annual Operating Expenses--Portfolio Supervisory, evaluation and administration fees" for each Trust in the Prospectus.

   13. The sixth sentence of Section 3.14 of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

          "If the Trust is terminated pursuant to Section 7.01(h), the Depositor agrees to reimburse Unitholders for any amounts for any Deferred Sales Charge Payments collected by the Depositor to which it is not entitled."

   14. The sixth sentence of Section 3.15 of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

          "If the Trust is terminated pursuant to Section 7.01(h), the Depositor agrees to reimburse Unitholders for any amounts of the Creation and Development Fee collected by the Depositor to which it is not entitled."

   15. The Trustee's annual compensation as set forth under Section 7.04 shall be $0.0105 per Unit.

   16. The first sentence of the fourth paragraph of Section 9.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:


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     "In connection with the termination of a Trust, the Trustee will liquidate the Securities not segregated for in-kind distributions during such period and in such daily amounts as the Depositor shall direct."

   17. The first clause of the fifth paragraph of Section 9.02 of the Standard Terms and Conditions of Trust is replaced in its entirety by the following:

     "No later than the fifth business day following receipt of all proceeds of sale of the Securities, the Trustee shall:"















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     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                TSC DISTRIBUTORS, LLC


                                By    /s/ JEROME A. VAINISI
                                  -----------------------------
                                        Jerome A. Vainisi
                                     Chief Executive Officer


                                RADIANCE ASSET MANAGEMENT, LLC


                                By    /s/ JEROME A. VAINISI
                                  -----------------------------
                                        Jerome A. Vainisi
                                     Chief Executive Officer


                                THE BANK OF NEW YORK MELLON


                                By     /s/ GERARDO CIPRIANO
                                  -----------------------------
                                          Vice President















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                         SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED

                                       IN

                                   TSC UITS 18


          Incorporated herein by this reference and made a part hereof are the schedules set forth under "Portfolio" for each Trust in the
                                   Prospectus.










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